Exhibit 10.16

ATP OIL & GAS CORPORATION

ALL EMPLOYEE BONUS POLICY

PURPOSE: The purpose of the ATP All Employee Bonus Policy is to share the success achieved by the Company with its employees whose performance meets or exceeds expectations. If made, the Employee Bonus may be in addition to current compensation and an employee’s participation in any other benefits offered by ATP.

CRITERIA FOR PARTICIPATION: This All Employee Bonus Policy applies to all of ATP Employees regardless of tenure, title or responsibility.

CRITERIA FOR BONUS AWARD LEVEL: The President of ATP will determine on a semi-annual basis as to whether or not a distribution is appropriate. The amount of any distribution is based upon company performance during the preceding six months and the financial capacity to pay such award. There are three criteria used to allocate the distribution among employees. The allocation is completed using a formula utilizing relative salary levels, employee performance, and employee longevity with the Company. As this policy is designed to reward those who have helped ATP achieve success, those employees whose performance during the period has been below average may receive no allocation in the distribution of any award.

PAYMENTS: Payments to Employees will be made at the direction of the President. If an employee leaves the employment of ATP, the Employee will cease to participate in the Employee Bonus Program and forfeit any right to future distributions from this policy.